Exhibit 99.1

PERIMETER ACQUISITION CORP. I

AUDIT COMMITTEE CHARTER

MEMBERSHIP

The Audit Committee (the “Committee”) of Perimeter Acquisition Corp. I (the “Company”) shall consist of at least three directors from the Company’s board of directors (the “Board”), subject to any grace period from such requirement available to the Company under the rules of The Nasdaq Global Market (“Nasdaq”) or the Securities Exchange Act of 1934 (the “Exchange Act”). All Committee members shall (1) meet the applicable independence requirements of Nasdaq and the Exchange Act, subject to any grace period from such requirements available to the Company under the rules of Nasdaq or the Exchange Act; (2) shall otherwise meet the membership qualification requirements contained in this Audit Committee Charter (this “Charter”); and (3) shall be financially literate or become so within a reasonable period of time after appointment to the Committee. For this purpose, “financially literate” is interpreted by the Board in its business judgment to mean the ability to read and understand fundamental financial statements, including the Company’s balance sheet, income statement and cash flow statement. Committee members shall be appointed by the Board and may be removed by the Board at any time and for any or no reason.

At least one Committee member shall have accounting or related financial management expertise, which is interpreted by the Board in its business judgment to include, without limitation, experience as a certified public accountant, chief executive officer, chief financial officer, controller or other senior officer with financial reporting oversight responsibilities. A member designated as an audit committee financial expert, who satisfies the definition of an audit committee financial expert as set forth in the federal securities laws, is presumed to have accounting or related financial management expertise.

Committee members may not serve on more than two other public company audit committees unless the Board determines in advance that the ability of the director to serve effectively on the Committee would not be impaired.

PURPOSE

The Committee’s primary purposes are to:

●	regularly report to the Board and assist it in the oversight of (1) the quality and integrity of the Company’s financial statements and financial reporting processes and of the Company’s systems of internal accounting and financial controls and disclosure controls; (2) the qualifications and independence of the Company’s independent auditors; (3) the performance of the Company’s internal audit function and independent auditors; and (4) compliance with legal and regulatory requirements and codes of conduct and ethics programs established by management and the Board; and

●	prepare the report of the Committee required by the rules and regulations of the Securities and Exchange Commission (the “SEC”) for inclusion in the Company’s annual proxy statement.

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The Committee is not responsible for planning or conducting audits or for any determination that the Company’s financial statements and disclosures are complete and accurate or are in accordance with generally accepted accounting principles in the United States (“GAAP”). Those tasks are the responsibility of the Company’s management and independent auditors.

STRUCTURE AND OPERATIONS

The Board shall designate one of the members of the Committee to serve as chairperson (the “Chair”) of the Committee. The Committee shall meet periodically at such times as it determines to be necessary or appropriate and shall periodically report to the Board regarding any issues that arise with respect to the quality or integrity of the Company’s financial statements, the Company’s compliance with legal or regulatory requirements, the performance and independence of the Company’s independent auditors, the performance of the Company’s internal audit function or any other issues, recommendations or findings as it deems appropriate.

A majority of the members of the Committee shall constitute a quorum for the transaction of business. The Committee may act only upon approval of a majority of its members. The action of the Committee at a meeting at which a quorum is present shall be the act of the Committee. The Committee may act in writing by the unanimous consent of its members. The Committee may invite the Chairman of the Board, if any, the Chief Executive Officer or others to attend all or a portion of its meetings. The Committee shall have the opportunity at each regularly scheduled meeting to meet in executive session without the presence of management. In addition, the Committee shall meet periodically with management, with the head of internal audit and with the independent auditors in separate executive sessions to discuss any matters that the Committee or any of these persons or groups believes should be discussed privately. The Committee may delegate any of its responsibilities to one or more subcommittees as it may deem appropriate, to the extent allowed by applicable law and the rules of Nasdaq.

AUTHORITY AND RESOURCES

The Committee is directly responsible for the appointment (subject, if applicable, to shareholder ratification), compensation, retention and oversight of any independent auditor engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Company, and the independent auditor must report directly to the Committee. The Committee also shall have the authority to engage outside legal, accounting or other advisors as the Committee determines to be advisable in carrying out its responsibilities hereunder. The Company shall pay to any independent auditor or outside legal or other advisor retained by the Committee such compensation, including, without limitation, usual and customary expenses and charges, as shall be determined by the Committee. The Company also shall pay such ordinary administrative expenses of the Committee that are necessary or appropriate in carrying out its duties as shall be determined by the Committee.

RESPONSIBILITIES

The responsibilities of the Committee shall include the following, along with any other matters the Board may delegate to the Committee from time to time:

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Financial Statements and Disclosures

1.	Review and discuss with management and the independent auditors:

●	The Company’s annual audited financial statements and quarterly unaudited financial statements. This review must be conducted at a meeting (whether in person, telephonic or otherwise) and must include a review of the Company’s specific disclosures under Management’s Discussion and Analysis of Financial Condition and Results of Operations. The Committee shall recommend to the Board whether the annual audited financial statements should be included in the Company’s Annual Report on Form 10- K.

●	The independent auditors’ report mandated by Section 10A of the Exchange Act regarding: (a) illegal acts, (b) related party transactions, (c) critical accounting policies and practices, (d) alternative treatments of financial information within GAAP that have been discussed with management, along with the ramifications of the use of such alternative disclosures and treatments and the treatment preferred by the independent auditors, and (e) other material written communications between the independent auditors and management, such as any management letter or schedule of unadjusted differences.

●	Major issues regarding accounting principles and financial statement presentations, including any significant changes in the Company’s selection or application of accounting principles and major issues as to the adequacy and effectiveness of the Company’s internal controls and any special audit steps adopted in light of material control deficiencies.

●	Analyses prepared by management and/or the independent auditors setting forth significant financial reporting issues and judgments made in connection with the preparation of financial statements, including analyses of the effects of alternative GAAP methods on the financial statements.

●	The effect of regulatory and accounting initiatives, as well as off-balance sheet structures, on the financial statements of the Company.

2.	Discuss the Company’s policies governing the process by which risk assessment and risk management is undertaken. Once per year, the Committee should discuss the Company’s major financial risk exposures and the steps management has taken (including guidelines and policies) to monitor and control such exposures.

3.	Discuss the Company’s earnings press releases, as well as financial information and earnings guidance provided to analysts and rating agencies. This discussion may be general (i.e., in terms of the types of information to be disclosed and the type of presentation to be made, paying particular attention to the use of “pro forma” or “adjusted” non-GAAP financial information), and the Committee need not discuss in advance each earnings release or each instance in which the Company may provide earnings guidance.

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4.	Review disclosures made by the Chief Executive Officer and Chief Financial Officer regarding any significant deficiencies or material weaknesses in the design or operation of the Company’s internal control over financial reporting that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and any fraud that involves management or other employees that have a significant role in the Company’s internal control over financial reporting.

Ethical and Legal Compliance

5.	Exercise oversight of the implementation and effectiveness of the the Company’s Code of Ethics (the “Code”), and make recommendations to the Board regarding any changes, amendments, and modifications to the Code.

6.	At least annually, review with the Chief Financial Officer or other designated executive officer (the “Representative”), and other ethics and compliance personnel as appropriate, the ethics and compliance function, including responsibilities, resources, Code implementation, assessment of Code effectiveness, and inquiries made to the Representative.

7.	Establish procedures for (a) the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or reports which raise material issues regarding the Company’s financial statements or accounting policies, and (b) the confidential, anonymous submission by Company employees of concerns regarding questionable accounting or auditing matters, including a whistleblower hotline.

8.	Discuss with the Company’s Representative (or such other person having responsibility for oversight of the Company’s legal matters as appropriate) legal matters that may have a material impact on the Company’s financial statements or compliance policies.

9.	Approve all waivers of the Code for officers of the Company.

Independent Auditors

10.	Approve the annual audit fees to be paid to the independent auditors. Pre-approve all audit services, as well as all permitted non-audit services to be performed for the Company by the independent auditors, including the fees and terms of the services to be performed, as and to the extent required by the Exchange Act and the Sarbanes-Oxley Act of 2002. The Committee must consider whether the provision of permitted non-audit services by the independent auditors is compatible with maintaining the auditor’s independence, and shall solicit the input of management and the independent auditors on that issue. The Chair (or any Committee member if the Chair is unavailable) may pre-approve such services in between Committee meetings; provided, however, that the Chair (or such other Committee member) must disclose all such pre-approved services to the full Committee at the next scheduled meeting.

11.	Appoint or replace, determine the compensation of and oversee the Company’s independent auditors (including resolution of disagreements between management and the independent auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or related work. As part of its oversight function, the Committee shall resolve any disagreements between management and the independent auditors regarding financial reporting. The Committee also shall propose and approve the discharge of the independent auditors when circumstances warrant.

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12.	At least annually, obtain and review a report by the independent auditors describing (a) the audit firm’s internal quality-control procedures, (b) any material issues raised by the most recent internal quality-control or peer review of the audit firm or by any inquiry, review or investigation by governmental or professional authorities (including the Public Company Accounting Oversight Board), within the last five years, respecting one or more independent audits carried out by the audit firm and any steps taken to address any such issues, and (c) the auditor’s independence and all relationships between the audit firm and the Company.

13.	After reviewing the independent auditors’ report referred to in paragraph 12 above and such auditors’ work throughout the year, annually evaluate the qualifications, performance and independence of the independent auditors, including a review and evaluation of the lead partner on the audit, taking into account the opinions of management and the Company’s internal auditors. As part of this independence review, the Committee will verify the rotation of the lead, concurring and other audit partners as required by law and review and discuss with the independent auditors all significant relationships they have with the Company that could impair the auditors’ independence. The Committee also should periodically consider whether, in order to ensure continuing auditor independence, there should be regular rotation of the independent auditor. The Committee shall present its conclusions with respect to the independent auditors to the Board.

14.	At least annually, discuss with the independent auditors, out of the presence of management if deemed appropriate:

●	The overall scope, planning and staffing of the annual audit.

●	The matters required to be discussed by Statement on Auditing Standards No. 61, as amended, relating to the conduct of the audit.

●	Any audit problems or difficulties, and management’s response, including a discussion regarding: (a) any restrictions on the scope of the independent auditors’ activities or on access to requested information, (b) any significant disagreements with management, (c) any accounting adjustments that were noted or proposed by the independent auditors but were “passed” (as immaterial or otherwise), (d) any communications between the independent audit team and the independent auditors’ national office respecting auditing or accounting issues presented by the engagement, (e) any “management” or “internal control” letter issued, or proposed to be issued, by the independent auditors to the Company and (f) the responsibilities, budget and staffing of the Company’s internal audit function. Set clear hiring policies for current and former employees of the independent auditors.

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Internal Auditors

15.	Review internal audit activities, organizational structure and staff qualifications.

16.	Approve internal audit projects and annual budget and receive updates regarding significant changes thereto.

17.	Review with the internal audit function the status and results (including remedial actions) of audit projects.

18.	Review all significant reports to management prepared by the internal audit function, and management’s responses.

Other Responsibilities

19.	Monitor the compliance on a quarterly basis with the terms of the initial public offering (the “IPO”) of the Company, as provided for in the Company’s Registration Statement on Form S-1 (as amended) related to its IPO.

20.	If any noncompliance with the terms of the IPO is identified, take all action necessary to rectify such noncompliance or otherwise cause compliance with the terms of the IPO.

21.	Inquire and discuss with management the Company’s compliance with applicable laws and regulations.

22.	Prepare the report required by the rules of the SEC to be included with the Company’s annual proxy statement.

23.	Review on an ongoing basis with both management and the independent auditors all related party transactions or dealings between parties related to the Company.

24.	Review and approve all payments made to Perimeter Acquisition Sponsor LLC and the Company’s officers and directors or their respective affiliates.

25.	Perform any other activities consistent with this Charter as the Committee or the Board deem necessary or appropriate.

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